Exhibit 99.1

For Immediate Release	Contacts:

Matthew Shepherd
678-942-2683
mshepherd@netbank.com

Rich Jeffers
678-942-7596
rjeffers@netbank.com

NetBank Reaches Agreement with EverBank
For Sale of Select Assets and Assumption of Deposit Liabilities

Transaction is expected to close by end of June 2007;
NetBank begins immediate shut-down of third-party mortgage origination business

ATLANTA (May 21, 2007) – NetBank, Inc. (Nasdaq:NTBK), parent company of NetBank (www.netbank.com), an online financial services provider and national prime mortgage lender, today announced that the bank has executed an asset purchase and liability assumption agreement with EverBank, an FDIC-insured, federal savings bank and subsidiary of EverBank Financial Corp, a privately held financial services holding company headquartered in Jacksonville, Fla., with approximately $4.7 billion in assets. The purchase price represents a discount to the current carrying value of the assets and liabilities being conveyed, and NetBank anticipates recording a loss on sale of between $60 and $70 million at close.

The transaction is expected to close by the end of June 2007, subject to regulatory approval, and relates to the broader initiative the company began earlier in the year to consider strategic alternatives that would allow management to serve the interests of its customers while protecting the company’s equity position from continued erosion. The company has been under extreme financial pressure for more than a year due to a difficult mortgage origination market, a flat yield curve environment and other factors. These pressures have resulted in large operating losses that have significantly reduced the company’s capital position and prompted heightened regulatory oversight.

NetBank worked closely with regulators as it evaluated various opportunities. Regulators have been increasingly concerned about the bank’s capital and earnings trends and advised management to find an alternative immediately that covered all of the bank’s deposit obligations. NetBank and EverBank expect to execute a separate transition service agreement where NetBank will continue to support the deposit relationships after the close until EverBank converts these relationships to its core online banking platform sometime in the third quarter.

The primary assets and liabilities in the transaction include:

•                  The bank’s held for investment loan portfolio;

•                  All of the assets and liabilities of NetBank Business Finance, the bank’s small business equipment leasing and financing operation;

•                  The bank’s $2.5 billion in core and brokered deposits; and

•                  The NetBank brand and related trademarks and service marks.

Management Commentary

“In spite of our best efforts to improve the company’s operating profile through the restructuring plan we undertook last year, our company has remained very vulnerable and at risk due to the weakened fundamentals of our core businesses,” said Steven F. Herbert, chief executive officer, NetBank, Inc. “Our mortgage operations continue to struggle in the face of a highly competitive marketplace, especially the third-party origination channel. Bank earnings have also fallen sharply as we have had to de-leverage the balance sheet in order to maintain risk-based capital ratios within appropriate regulatory guidelines.

“Our effort to manage and address these pressures was further complicated by the delay of the annual audit and greater day-to-day regulatory oversight and involvement.

“The board of directors and executive management team have spent considerable time and effort over the past several months reviewing every opportunity presented to us as well as working to create others,” Herbert continued. “In contemplating any action, we had the interests of our shareholders, customers and employees firmly in mind.

“The transaction we are announcing today monetizes a significant portion of the company’s assets and will allow the bank to fulfill all of its deposit liabilities. EverBank offers a full line of products with industry leading deposits rates. It is better positioned than almost anyone else in the online banking marketplace to build on the value proposition that our customers came to us for in the first place.

“By transferring the deposit relationships and resolving the chief concern of regulators, we are now positioned to move forward with other restructuring initiatives, such as the shutdown of our third-party mortgage origination business, NetBank Funding Services.

“Our remaining businesses will include our mortgage servicing operation along with our retail prime mortgage franchise, Market Street Mortgage,” Herbert concluded. “We are actively evaluating their long-term strategic alternatives as well as those of the parent company as a whole. We have also retained our CMC claim and the deferred tax asset that we generated in the fourth quarter of 2006. After consummation of the EverBank transaction, we will focus intensely on prosecuting the CMC sureties and pursuing our claim against them, which we now estimate at $150 million.”

Additional Details & Conference Call Information

NetBank and its affiliate, MG Reinsurance, a captive mortgage reinsurance operation, are finalizing additional agreements with EverBank. EverBank intends to acquire the bank’s held-for-investment portfolio of mortgage servicing rights (“MSRs”). The loans associated with these MSRs currently have an underlying principal balance of $3.2 billion. EverBank also plans to purchase select assets and assume associated liabilities of MG Reinsurance.

NetBank has begun a shut down of its third-party conforming mortgage business, NetBank Funding Services. The process is expected to be complete in approximately 60 days. The unit has stopped taking locks on loans from its correspondent and broker partners but will honor locks in its pipeline through specified dates that the company will communicate today.

NetBank initiated litigation in 2002 over lease receivables originated by Commercial Money Center, Inc. (“CMC”). The CMC lease receivables that NetBank had purchased as an investment carried insurance policies or surety bonds guaranteeing payments in full in the event of a shortfall. NetBank pursued collection under these policies and bonds shortly after it ceased receiving payments on these investments. To date, the sureties — which include Illinois Union Insurance Company, Royal Indemnity Company and SAFECO Insurance Company of America — have not honored their obligations.

Management has scheduled an analyst-investor call to discuss the EverBank transaction. The call will be held today at 11 a.m. EDT. Interested parties may dial in or listen via an audiocast on the company’s Web site.

Call Title:	NetBank Investor Call
Call Leader:	Steven F. Herbert
Pass Code:	NetBank
Domestic:	888-677-1895
International:	+1-210-795-9306
One-Week Replay:	866-511-1889

About NetBank, Inc.

NetBank, Inc. (Nasdaq:NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking, as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets an attractive combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, the expectation: A) that final regulatory approval will be obtained and the closing of the transaction with EverBank will close by the end of June 2007; B) that we will be able to successfully prosecute our claims against the CMC sureties; and C) that we will complete the shut down of NetBank Funding Services within 60 days. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The Company’s consolidated results of operations and such forward- looking statements could be affected by many factors, including but not limited to: 1) the evolving nature of the market for internet banking and financial services generally; 2) the public’s perception of the internet as a secure, reliable channel for transactions; 3) the success of new and existing products and lines of business considered critical to the company’s long-term strategy; 4) potential difficulties in integrating the company’s operations across its multiple lines of business; 5) the cyclical nature of the mortgage banking industry generally; 6) a possible decline in asset quality; 7) changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) the possible adverse effects of unexpected changes in the interest rate environment; 9) adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; 10) increased competition and regulatory changes; 11) any delay or difficulty in completion of the 2006 audit and the preparation of the first quarter financial statements; and 12) any material adjustments necessary as a result of the 2006 audit. Further information relating to these and other factors that may impact the Company’s results of operations and such forward-looking statements are disclosed in the Company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as well as Exhibit 99.2 to its Current Report on Form 8-K filed with the SEC on January 3, 2007, and Form 12b-25 filed with the SEC on May 11, 2007. Except as required by the securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NTBK-F

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